CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-231660 on Form N-14 under the Securities Act of 1933, of our report dated December 19, 2018, relating to the financial statements and financial highlights of Madison Small Cap Fund, appearing in the Annual Report on Form N-CSR of Madison Small Cap Fund for the year ended October 31, 2018, and to the references to us under the headings “Financial Highlights” and “Service Providers” in the Combined Proxy Statement/Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, IL
July 16, 2019